Exhibit 99.(h)(19)(v)

AMENDMENT TO FUND PARTICIPATION

AGREEMENT

Regarding

REVOCATION OF

RULE 30e-3

for Janus Aspen Series

Protective Life Insurance Company (the “Company”) and Janus Aspen Series (the “Trust”), an open-end management investment company organized as a Delaware business trust, entered into a certain fund participation agreement dated December 3, 2020, as amended (the “Participation Agreement”).  This Amendment (the “Amendment”) to the Participation Agreement is entered into as of July 29, 2024 (the “Effective Date”), by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”) and the Trust (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into an amendment dated March 15, 2022 (the “2022 Amendment”), which, among other things, adopted Rule 30e-3 procedures and certain Rule 498A related procedures;

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, on October 26, 2022, the Securities and Exchange Commission (SEC) adopted amendments to rules governing shareholder reports, which revoked the SEC’s Rule 30e-3 of the 1940 Act as of July 24, 2024; and

WHEREAS, considering the SEC’s revocation of Rule 30e-3, the Parties desire to remove all references to and reliance on Rule 30e-3 procedures in the 2022 Amendment and redefine “Trust Documents”;

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company and the Trust hereby agree to supplement and amend the Participation Agreement as follows:

1. All references to and reliance on Rule 30e-3 of the 1940 Act are hereby deleted.  For the avoidance of doubt, this includes the websites, fees, expenses, and notices associated with or pertaining to Rule 30e-3.

2. Section 1 (a) of the 2022 Amendment is hereby deleted in its entirety and replaced with the following:

“(a).     Trust Documents. Trust is responsible for preparing and providing the “Trust Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A.”

3. Construction of this Amendment; Participation Agreement.    To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

4. Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy, including an electronic signature, of this Amendment delivered by facsimile or by emailing a copy in portable document format (PDF) form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date above written.

The Company:

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:	/s/ Steve Cramer
Print Name:	Steve Cramer
Title:	SVP, Chief Product Officer – Retirement Division

The Trust:

JANUS ASPEN SERIES

By:	/s/ Abigail Murray
Print Name:	Abigail Murray
Title:	Vice President, Secretary and Chief Legal Officer